EXHIBIT 99.1

PRESS RELEASE

Oppenheimer amends the terms of its Lending Agreements

December 16, 2008. Toronto and New York. Oppenheimer Holdings Inc. (OPY on the NYSE) and its subsidiaries, E.A. Viner International Co. and Viner Finance Inc., have reached an agreement with a syndicate led by Morgan Stanley Senior Funding, Inc. to amend certain terms of its existing Senior Secured Credit Agreement.

Under the terms of the Agreement, the Company and the lending syndicate have agreed to amend certain financial terms and certain covenants in the Senior Secured Credit Agreement to, among other things, (a) change the fixed charge coverage ratio and total leverage ratio for the current fiscal quarter and for future fiscal quarters through June 30, 2013; (b) increase the amount of quarterly loan amortization payments for fiscal quarters through December 31, 2010 beginning in the fiscal quarter ended March 31, 2009; and (c) increase the interest rate payable on the outstanding balance of the loan.

In addition, in conjunction with the amendment, the Company is making a voluntary pre-payment of principal in the amount of $15 million plus interest which reduces the balance outstanding on the Senior Secured Credit Agreement to $47.8 million.

The Company has also reached agreement with Canadian Imperial Bank of Commerce to amend certain financial terms and certain covenants in its $100 million subordinated loan agreement in line with the agreement reached with the senior lenders.

Albert Lowenthal, Chairman stated “The Company is pleased to have reached this agreement amending the terms of the Senior Secured Credit Agreement and the Subordinated Loan Agreement. These amendments to Oppenheimer’s lending agreements settle all issues of funding for the Company for the foreseeable future. We are pleased to put this issue to rest prior to year-end.”

Oppenheimer Holdings Inc. (OPY on the NYSE), through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a wide range of investment banking, securities, investment management and wealth management services from over 80 offices in 21 states and through local broker-dealers in 3 foreign jurisdictions. OPY Credit Corp. offers syndication as well as trading of issued corporate loans. Oppenheimer employs over 3,300 people. Oppenheimer offers trust and estate services through Oppenheimer Trust Company. Evanston Financial Corporation is engaged in mortgage brokerage and servicing. In addition, through its subsidiary, Freedom Investments, Inc. and the BUYandHOLD division of Freedom, Oppenheimer offers online discount brokerage and dollar-based investing services.

This press release includes certain “forward-looking statements” relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Contact:

Brian Maddox (212) 850-5661